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                                                                 EXHIBIT 3.1.5

                           CERTIFICATE OF AMENDMENT
                          TO THE RESTATED CERTIFICATE
                               OF INCORPORATION
                                      OF
                            PNY TECHNOLOGIES, INC.

          PNY TECHNOLOGIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

          FIRST:  The name of the Corporation is PNY TECHNOLOGIES, Inc.
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          SECOND:  The Board of Directors of the Corporation, acting by
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unanimous written consent pursuant to Section 141(f) of the General Corporation
Law of the State of Delaware, did duly consent to, approve and adopt the following resolution:

          RESOLVED, that the Board of Directors hereby finds it to be advisable and in the best interests of the Corporation that the Restated Certificate of Incorporation of the Corporation be amended in the following manner:

          Section 3.2(a) of Article FOURTH of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

          3.2  Dividends.  (a) (i) The holders of shares of Series A Preferred
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Stock shall be entitled to receive when, as and if declared by the Board of
Directors out of funds legally available therefor, cumulative dividends payable in cash for all periods during which Series A Preferred Stock is outstanding, commencing as of January 1, 1997 and ending at such time as all the Corporation's Series B Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), is redeemed or otherwise ceases to be outstanding. Such dividends shall be payable semi-annually, on the same date on which dividends on the Series B Preferred Stock are paid (including upon redemption of the Series B Preferred Stock), at a rate per annum per share equal to 7.5% of the Preferred Amount Per Share. No such dividends shall accrue in respect of periods ending on or prior to December 31, 1996.


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          Section 7 of the Certificate of Designations of the Series B
Cumulative Redeemable Preferred Stock is hereby amended to add to the end thereof the following:

          (F) Notwithstanding any provisions hereof to the contrary, the Corporation shall not redeem shares of Series B Preferred Stock unless, substantially contemporaneously therewith, the Corporation also offers to purchase from the holders of Series A Preferred Stock a proportionate amount of the then outstanding shares of Series A Preferred Stock at a purchase price per share, payable in cash, equal to the Preferred Amount Per Share (as such term is defined in Section 3.5(e) of Article FOURTH of the Restated Certificate of Incorporation) plus an amount equal to accrued and unpaid dividends and distributions, whether or not declared, thereon to the date of purchase. Written notice of such an offer to purchase shall be given to each holder of Series A Preferred Stock not less than twenty (20) business days prior to the date upon which the purchase of shares of Series A Preferred Stock is to be consummated.

      THIRD:   The stockholders of the Corporation, acting by written consent
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pursuant to Section 228(a) of the General Corporation Law of the State of
Delaware, did duly consent to, approve and adopt the aforesaid amendment to the Restated Certificate of Incorporation of the Corporation.

      FOURTH:  The aforesaid amendment has been duly adopted in accordance with
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the provisions of Section 242, 141(f) and 228 (a) of the General Corporation Law
of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed on its behalf by Gadi Cohen, its President, and attested by Steven Halpem, its Secretary, this 28th day of February, 1997.

ATTEST:                            PNY TECHNOLOGIES, INC.

/s/ STEVEN HALPERN                 By: /s/ GADI COHEN
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  Steven Halpern, Secretary             Gadi Cohen: President




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